Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

DA-LITE SCREEN COMPANY, INC.

(Originally filed and approved in Indiana on May 17, 1973; as amended and restated through July 2, 2010.)

ARTICLE I

NAME OF CORPORATION

The name of the corporation is: DA-LITE SCREEN COMPANY, INC. (the “Corporation”).

ARTICLE II

DURATION

The Corporation shall have perpetual duration.

ARTICLE III

PURPOSES AND POWERS

The Corporation shall have unlimited powers to engage in, and to do any lawful act concerning any or all lawful businesses for which corporations may be organized under the Indiana Business Corporation Law.

ARTICLE IV

STOCK

The aggregate number of shares of common stock which the Corporation is authorized to issue is Ten Million (10,000,000) shares, consisting of a single class and of a single series. Each share shall have a par value of $0.001.

Each share of common stock, $1.00 par value per share (“Original Shares”), of the Corporation issued as of the close of business on the date this Second Amended and Restated Articles of Incorporation becomes effective (the “Effective Date”) (including any such shares held by the Corporation as treasury shares) shall automatically be converted into 1,000 validly issued, fully paid and nonassessable shares of common stock (the “New Shares”) of the Corporation, $0.001 par value per share.

As of the Effective Date, all of the Original Shares shall no longer be outstanding and shall be retired. Each holder of a certificate representing Original Shares shall, as soon as practicable after the Effective Date, return such certificate to the Corporation. Each holder of record of a certificate for the Original Shares shall, as of the Effective Date, be entitled to receive as soon as practicable, and upon the receipt by the Corporation of all outstanding certificates representing the Original Shares held of record by such holder, a certificate or certificates representing one thousand (1,000) New Shares for each one (1) Original Share.

ARTICLE V

PRE-EMPTIVE RIGHTS

The shareholders shall not have the pre-emptive right to acquire additional shares of the Corporation either as to treasury shares or authorized, but unissued, shares of the Corporation.

ARTICLE VI

VOTING RIGHTS

Each outstanding share of stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. The cumulative method of voting shall not be allowed.

ARTICLE VII

BYLAWS

Bylaws may be adopted for the Corporation by the Board of Directors and/or by the shareholders in lawful and proper meeting assembled. Any and all Bylaws adopted by the share-holders shall be superior to and shall prevail over Bylaws adopted by the Board of Directors.

ARTICLE VIII

QUORUM

Fifty percent (50%) of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of the shareholders. If a quorum is present, the affirmative vote of the majority of the shares entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number is required by the Indiana Business Corporation Law.

ARTICLE IX

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by applicable law now or hereafter in effect, indemnify any person who is or was a director, officer or employee of the Corporation (an “Eligible Person”) and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that such person is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation, partnership, joint venture, limited liability company, trust or other entity or enterprise (including, without limitation, any employee benefit plan) (a “Covered Entity”), against all expenses (including attorneys’ fees), judgments, fines or penalties (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such Eligible Person in connection with such Proceeding and such indemnification shall continue as to an Eligible Person who has ceased to be a director, officer or employee of the Corporation or a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another Covered Entity and shall inure to the benefit of the Eligible Persons’ heirs, executors and administrators; provided, however, that the foregoing shall not apply to a Proceeding commenced by an Eligible Person except to the extent provided otherwise in the Corporation’s Bylaws or an agreement with an Eligible Person. The Corporation may establish provisions supplemental to or in furtherance of the provisions of this Article XIV, including, but not limited to, provisions concerning the determination of any Eligible Person to indemnification, mandatory or permissive advancement of expenses and the funding or other payment of amounts necessary to effect indemnification and advancement of expenses, in the Bylaws of the Corporation or in agreements with any Eligible Person.

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